Exhibit 99.1

For Immediate Release

DIGITAL ALLY REPORTS THIRD QUARTER OPERATING RESULTS

OVERLAND PARK, Kansas (November 10, 2010) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced its operating results for the third quarter and first nine months of 2010.  An investor conference call is scheduled for 11:15 a.m. EST tomorrow, November 11, 2010 (see details below).

“Depending upon one’s perspective, 2010 can be viewed as a year of frustration or a year of excitement regarding new product development and strategic initiatives that should lead to higher sales and profitability in 2011 and future years,” observed Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “We are disappointed that this year’s financial performance has not met our initial expectations, largely due to delays involving international orders, and in particular a large order from a South American country, that were expected to ship in 2010.  It is our policy to require funding prior to shipment of most international orders, which we believe is prudent in the current economic environment.  While this year’s international business experience has, to date, been a source of frustration to our entire management team, we remain hopeful that we will receive certain smaller international orders for shipment in the fourth quarter.  However, given the various factors involved, including funding and political and social unrest in certain of the countries involved, we do not have sufficient clarity to predict the timing of receipt of international orders, payments or the impact of such orders on our 2010 revenues.”

“We increased our overhead expenses and inventory levels in 2010 (i) in anticipation of a significant increase in our international business and (ii) to develop and market new products, including our Laser Ally, FirstVU, Thermal Ally and DVM-250.  Without the higher level of international revenues that we expected, we may not be able to generate a profit this year.  We do, however, expect to reduce our net loss in 2010 compared with 2009 levels.  In this regard, and in light of our inability to accurately forecast international revenue from a number of prospective foreign customers, we are instituting a vigorous cost-cutting program, with the goal of achieving positive cash flow solely on our domestic business in 2011.”

“On a brighter note, we have been very pleased with the initial response of large and medium-sized law enforcement agencies to our new digital surveillance products that are being launched in the second half of the current year and in 2011,” continued Ross.  “We recently participated in the 117th International Association of Chiefs of Police (IACP) Conference in Orlando, where our new products and product features were enthusiastically received by attendees from throughout the United States and around the world.  When combined with continued growth in demand for the DVM systems among law enforcement agencies and our launch of the new DVM-250 event recorder for mass transit and other non-law-enforcement markets, 2011 should be a year of impressive sales growth for our Company.”

For the three months ended September 30, 2010, the Company’s revenue increased 23% to approximately $7.0 million, compared with revenue of approximately $5.7 million in the third quarter of 2009.  The increase in revenues was primarily due to the shipment of DVM-750 In-Car Digital Video Systems to an expanding customer base, reflecting the appeal of this newer, feature-rich product to larger law enforcement agencies.  The Company shipped nine individual orders in excess of $100,000 each in the three months ended September 30, 2010, compared with eight orders in excess of $100,000 each during the prior-year quarter.  The increase in revenues during the most recent quarter would have been more substantial had the Company not experienced weakness in its international sales.

International revenue increased to $559,121 (8% of total revenues) in the third quarter of 2010, compared with $270,491 (5% of total revenues) in the third quarter of 2009.  International orders are often larger in size than typical domestic orders, and timing of the receipt and shipment of such orders can have a significant impact upon the Company’s sales and operating results during individual quarters.

Gross profits declined approximately 1% to $3,284,645 in the third quarter of 2010, versus $3,334,989 in the year-earlier quarter.  Gross profit margins decreased to 46.7% of revenue in the three months ended September 30, 2010, versus 58.3% in the third quarter of the previous year.  Gross margins were negatively impacted by costs associated with providing new and existing customers with new wireless transfer module (“WTM”) upgrades that were significantly more expensive than the Company’s previous solution, along with the sale of long-lead-time material to contract manufacturers at prices that resulted in breakeven or losses on such material.  Also, while failure and rework rates have improved, they have not yet reached targeted levels.  The Company’s goal is to improve gross profit margins significantly in 2011 and beyond through reductions in conversion costs (engineering changes and rework), manufacturing efficiencies related to new products, the outsourcing of certain subcomponents to lower-cost contract manufacturers, quantity purchasing discounts and more effective purchasing practices.

“The decline in gross profit margins during our third quarter relates somewhat to changes in our sales mix, reflecting higher international sales and a tendency for law enforcement agencies to source a greater portion of their equipment needs from a smaller number of vendors,” commented Tom Heckman, the Company’s Chief Financial Officer.  “This industry trend required us to purchase certain products, such as radar systems, from other manufacturers, and package them with our in-car video systems and other digital surveillance products for shipment to customers.  Packaging low-margin third-party products with our high-margin proprietary digital products narrowed our gross profit margins.”

“We were also pro-active in protecting our supply chain and supporting our new outsourcing initiative through the purchase of significant quantities of long lead time components in the third quarter,” continued Heckman.  “Because we had experienced significant shortages of certain critical components, management elected to procure such components in advance of production requirements in order to ensure timely deliveries from our contract manufacturers.  While our third quarter gross margins were negatively impacted when we resold the components to contract manufacturers, the outsourcing initiative should improve future margins beginning in the fourth quarter of 2010, with a more positive influence on next year’s margins.  Our goal is to improve gross margins from 46.7% in the quarter ended September 30, 2010, to at least 60% in the coming year.”

Selling, General and Administrative (“SG&A”) expenses increased approximately 21% to $3,876,646 (55.2% of revenue) in the most recent quarter, versus $3,212,553 (56.2% of revenue) in the three months ended September 30, 2009.  Research and Development (“R&D”) expenses increased 29% to $900,210 (vs. $696,523), primarily reflecting efforts to upgrade the Company’s WTM, other engineering on current product offerings, and efforts to complete the Laser Ally, FirstVU, Thermal Ally and DVM-250 event recorder projects. Sales commission expense totaled $532,580 in the third quarter of 2010, compared with $631,993 in the three months ended September 30, 2009, for a 16% decline that reflected the higher percentage of foreign sales in the most recent quarter when compared with the prior-year period, and the success of initiatives to improve sales in certain targeted markets.  Promotional and advertising expenses increased to $136,636 (vs. $116,641), as marketing initiatives were pursued in support of the launch of the FirstVU, Laser Ally, Thermal Ally and other new products.  The Company has also dedicated greater promotional and marketing resources to international sales activities and increased its participation in trade shows in order to generate new sales leads and provide product demonstrations.  Stock-based compensation increased modestly to $387,674 (vs. $348,704) due to restricted stock grants with shorter vesting periods that were issued to officers and directors in January 2010.  The Company recognized a benefit of $278,173 during the third quarter of 2009 related to the resolution of a dispute with a vendor, while no similar event occurred during the most recent quarter.  Professional fees and expenses decreased slightly to $233,261 in the most recent quarter, from $237,958 a year earlier.  Executive, sales and administrative staff payroll expenses increased 14% to $939,717 in the three months ended September 30, 2010, versus $820,959 in the three months ended September 30, 2009, primarily due to higher payroll costs related to additional sales and marketing personnel, particularly in the area of technical customer and product support.  Other SG&A expenses increased to $765,369 in the third quarter of 2010, versus $637,948 in the third quarter of 2009, primarily due to higher insurance costs and facility-related expenses, partially offset by cost containment measures implemented earlier in 2010.

The Company reported an operating loss in the most recent quarter of ($592,001), compared with operating income of $122,436 in the third quarter of 2009.

A pretax loss of ($591,961) was recorded in the quarter ended September 30, 2010, versus pretax income of $132,402 in the quarter ended September 30, 2009.  After an income tax benefit of $153,000, the Company reported a net loss of ($438,961) in the third quarter of 2010.  This compared with net income of $81,402, after income tax expense of $50,000, in the quarter ended September 30, 2009.

The Company reported a net loss of ($0.03) per share in the most recent quarter, compared with net income of $0.01 per diluted share in the prior-year quarter.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($22,061), or ($0.00) per share, in the quarter ended September 30, 2010, versus adjusted net income of $716,370, or $0.05 per diluted share, in the quarter ended September 30, 2009.  (Non-GAAP adjusted net income (loss) is described in greater detail in a table at the end of this news release).

For the nine months ended September 30, 2010, the Company’s revenue increased 10% to approximately $18.9 million, compared with revenue of approximately $17.1 million in the first nine months of 2009.

Gross profits increased 9% to $9,498,155, versus $8,705,134 in the nine months ended September 30, 2010.  Gross profit margins approximated 50.3% of revenue in the first nine months of 2010, versus 50.8% in the year-earlier period.

SG&A expenses increased 9% to $11,816,226 (62.7% of revenue) in the nine months ended September 30, 2010, versus $10,835,968 (63.2% of sales) in the first nine months of 2009.  Research and development expenses declined 7% to $2,595,801, versus $2,803,038 in the nine months ended September 30, 2009.  Sales commission expense totaled $1,609,820 in the first nine months of 2010, compared with $1,571,269 in the nine months ended September 30, 2009.  Promotional and advertising expenses increased to $498,388, versus $351,266 in the first nine months of 2009.  Stock-based compensation increased from $1,054,003 in the first nine months of 2009 to $1,370,346 in the most recent nine-month period; and charges related to the purchase and cancellation of employee stock options decreased to $0 in the first nine months of 2010, compared with $358,104 in the year-earlier period.  The Company recognized a benefit of $278,173 during August 2009 related to the resolution of a dispute with a vendor, while no similar event occurred during 2010.  Professional fees and expenses decreased to $839,018 in the first nine months of 2010, from $851,625 in the prior-year period.  Executive, sales and administrative staff payroll expenses totaled $2,877,384 in the nine months ended September 30, 2010, versus $2,233,430 in the nine months ended September 30, 2009.  Other SG&A expenses increased to $2,025,469 in the first nine months of 2010, versus $1,891,406 in the corresponding period of the previous year.

The Company reported an operating loss of ($2,318,071) in the nine months ended September 30, 2010, compared with an operating loss of ($2,130,834) in the prior-year period.

A pretax loss of ($2,303,790) was recorded in the nine months ended September 30, 2010, versus a pretax loss of ($2,103,745) in the first nine months of 2009.  After an income tax benefit of $748,000, the Company reported a net loss of ($1,555,790) in the first nine months of 2010.  This compared with a net loss of ($1,383,745), including an income tax benefit of $720,000, in the nine months ended September 30, 2009.

The Company reported a net loss of ($0.09) per share in the nine months ended September 30, 2010, compared with a net loss of ($0.09) per share in the nine months ended September 30, 2009.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($333,171), or ($0.02) per share, in the nine months ended September 30, 2010, versus an adjusted net loss of ($20,803), or ($0.00) per share, in the nine months ended September 30, 2009.  (Non-GAAP adjusted net income (loss) is described in greater detail in a table at the end of this news release).

“We ended the third quarter with a strong balance sheet,” added Heckman.  “While our cash balances declined due primarily to the repurchase of approximately $500,000 worth of common stock and an increase in inventories in anticipation of sizeable international orders, working capital at September 30, 2010 exceeded $14 million, and stockholders’ equity approximated $17 million.”

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expenses and (3) share-based compensation expense pursuant to SFAS 123(R).

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Time  (EST) tomorrow, November 11, 2010, to discuss its third quarter and nine-month operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EST on November 11, 2010.  The call will also be broadcast live on the Internet at www.videonewswire.com/event.asp?id=74166.  A replay of the conference call will be available one hour after the completion of the conference call until 5:00 a.m. on Monday, January 10, 2011 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 445899.

The call will also be archived on the Internet through January 10, 2011, at www.videonewswire.com/event.asp?id=74166 and on the Company’s website at www.digitalallyinc.com.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to obtain certain international orders in the fourth quarter of 2010; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components and products on a timely basis, and have them perform as planned or advertised; its ability to achieve improved production and other efficiencies to improve its gross and operating margins; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a commercial market, domestically and internationally, for one or more of its new products; whether the initial interest in its new products will translate into future sales; whether its international marketing initiatives will increase its revenues outside of the U.S.;  whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2009, and its quarterly report on Form 10-Q for the three and nine months ended September 30, 2010, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2010 AND DECEMBER 31, 2009
(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$90,611	$183,150
Accounts receivable-trade, less allowance for doubtful accounts of $110,000 - 2010 and $110,000 – 2009	6,267,060	8,398,353
Accounts receivable-other	339,308	476,049
Inventories	9,445,476	7,370,505
Prepaid expenses	418,295	224,923
Deferred taxes	2,520,000	1,695,000
Total current assets	19,080,750	18,347,980

Furniture, fixtures and equipment	3,266,035	3,010,977
Less accumulated depreciation and amortization	2,129,397	1,592,874
	1,136,638	1,418,103
Deferred taxes	1,098,000	1,160,000
Intangible assets, net	301,438	336,182
Other assets	143,196	135,674
Total assets	$21,760,022	$21,397,939

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,825,148	$2,000,541
Line of credit	1,250,000	—
Accrued expenses	753,458	1,781,969
Income taxes payable	13,388	9,171
Customer deposits	—	39,924
Total current liabilities	4,841,994	3,831,605

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; shares issued: 16,652,218 – 2010 and 16,169,739 – 2009	16,652	16,170
Additional paid in capital	21,384,193	20,007,430
Treasury stock, at cost (shares: 508,145 – 2010 and 248,610 - 2009)	(2,157,226)	(1,687,465)
Retained earnings (deficit)	(2,325,591)	(769,801)
Total stockholders’ equity	16,918,028	17,566,334
Total liabilities and stockholders’ equity	$21,760,022	$21,397,939

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2010 AND 2009
 (Unaudited)

	Three months ended September 30,		Nine Months ended September 30,
	2010	2009	2010	2009

Product revenue	$6,812,137	$5,565,667	$18,343,159	$16,270,054
Other revenue	211,034	149,016	509,879	851,009
Total revenue	7,023,171	5,714,683	18,853,038	17,121,063
Cost of revenue	3,738,526	2,379,694	9,354,883	8,415,929
Gross profit	3,284,645	3,334,989	9,498,155	8,705,134
Selling, general and administrative expenses:
Research and development expense	900,210	696,523	2,595,801	2,803,038
Selling, advertising and promotional expense	669,216	748,634	2,108,208	1,922,535
Stock-based compensation expense	387,674	348,704	1,370,346	1,054,003
Charges related to purchase and cancellation of employee stock options	—	—	—	358,104
Vendor settlements and credits	—	(278,173)	—	(278,173)
General and administrative expense	1,919,546	1,696,865	5,741,871	4,976,461
Total selling, general and administrative expenses	3,876,646	3,212,553	11,816,226	10,835,968
Operating income (loss)	(592,001)	122,436	(2,318,071)	(2,130,834)

Interest income	4,623	8,966	18,864	27,089
Interest expense	(4,583)	—	(4,583)	—
Income (Loss) before income tax (expense) benefit	(591,961)	131,402	(2,303,790)	(2,103,745)
Income tax (expense) benefit	153,000	(50,000)	748,000	720,000
Net income (loss)	$(438,961)	$81,402	$(1,555,790)	$(1,383,745)

Net income (loss) per share information:
Basic	$(0.03)	$0.01	$(0.09)	$(0.09)
Diluted	$(0.03)	$0.01	$(0.09)	$(0.09)

Weighted average shares outstanding:
Basic	16,144,073	15,821,075	16,652,218	15,756,342
Diluted	16,144,073	16,008,581	16,652,218	15,756,342

DIGITAL ALLY, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2010 AND 2009
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income (loss)	$(438,961)	$81,402	$(1,555,790)	$(1,383,745)

Non-GAAP adjustments:
Income tax provision (benefit)	(153,000)	50,000	(748,000)	(720,000)
Stock-based compensation	387,674	348,704	1,370,346	1,412,107
Depreciation and amortization	182,226	236,264	600,273	670,835
Total Non-GAAP adjustments	416,900	634,968	1,222,619	1,362,942

Non-GAAP adjusted net income(loss)	$(22,061)	$716,370	$(333,171)	$(20,803)

Non-GAAP adjusted net income (loss) per share information:
Basic	$—	$0.05	$(0.02)	$—
Diluted	$—	$0.05	$(0.02)	$—

Weighted average shares outstanding:
Basic	16,144,073	15,821,075	16,652,218	15,576,342
Diluted	16,144,073	16,008,581	16,652,218	15,576,342

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	2010	2009
Cash Flows From Operating Activities:
Net loss	$(1,555,790)	$(1,383,745)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Depreciation and amortization	600,273	670,835
Stock based compensation	1,370,346	1,412,107
Provision for inventory obsolescence	(5,397)	334,754
Provision for bad debt allowance	—	20,000
Deferred tax benefit	(763,000)	(610,000)

Change in operating assets and liabilities:
Accounts receivable - trade	2,131,293	809,802
Accounts receivable - other	136,741	(69,238)
Inventories	(2,069,574)	(68,292)
Prepaid income taxes	—	85,943
Prepaid expenses	(193,372)	(78,652)
Other assets	(7,522)	(21,909)
Accounts payable	824,607	(766,450)
Accrued expenses	(1,111,912)	214,666
Income taxes payable	4,217	4,482
Customer deposits	(39,924)	(79,612)
Net cash provided by (used in) operating activities	(679,014)	474,691

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(255,058)	(398,101)
Additions to intangible assets	(29,006)	(23,034)
Net cash used in investing activities	(284,064)	(421,135)

Cash Flows from Financing Activities:
Borrowings under line of credit agreement, net	1,250,000	—
Proceeds from exercise of stock options and warrants	95,300	261,399
Deficiency in tax benefits related to stock-based compensation	(5,000)	(120.000)
Purchase of common shares for treasury	(469,761)	(63,112)
Purchase of employee stock options	—	(320,000)
Net cash provided by (used in) financing activities	870,539	(241,713)
Decrease in cash and cash equivalents	(92,539)	(188,157)
Cash and cash equivalents, beginning of period	183,150	1,205,947
Cash and cash equivalents, end of period	$90,611	$1,017,790

Supplemental disclosures of cash flow information:
Cash payments for interest	$4,583	$—

Cash payments for income taxes	$15,783	$21,500

Supplemental disclosures of non-cash investing and financing activities:
Common stock surrendered as consideration for exercise of stock options	$833,991	$321,743